Exhibit 10.30

March 27, 2007

Dear Betsy:

I am pleased to extend to you an offer to join Blue Coat Systems, Inc. as SVP and General Counsel, reporting to Brian NeSmith, President & CEO. We have structured an offer package for you that consists of the following components:

•	An annual base salary of $275,000.00 paid according to standard company payroll policies.

•	Eligible to participate in a company profit sharing bonus plan in the amount of 20% when available generally to other employees as may be authorized and approved by the Company.

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An option to purchase 50,000 shares of the Company’s Common Stock will be requested for approval by the Company’s Board of Directors. This will be a non-qualified stock option (“NSO”) and will not be awarded under an existing Company option plan. Notwithstanding the foregoing, except as expressly specified herein, the terms of such option will be substantially similar to options awarded to other Company executives under the Company’s 1999 Stock Incentive Plan, including with respect to term, acceleration and exercisability. If the shares underlying the option are not registered at the time of the grant, the Company commits to promptly seek registration of such shares. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as will be further described in the applicable stock option agreement, which shall be substantially similar to the standard form of stock option agreement presently used under the Company’s 1999 Stock Incentive Plan for grants to other executives. This grant is subject to approval by the Company’s Board of Directors and your execution of the appropriate stock option agreement. Although we are currently unable to grant options to new employees, we will request that the Board approve your option grant as promptly as reasonably practicable after the Company becomes current in its publicly filed financial statements.

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In addition, you will receive an award of 10,000 restricted shares of the Company’s Common Stock. Restrictions are removed as the restricted shares vest. If the shares are not registered at the time of the award, the Company commits to promptly seek registration of such shares. You will vest 25% of the restricted shares after 12 months of service, and the balance will vest in quarterly installments over the next 3 years of service, as will be further described in the applicable restricted stock agreement. This award is subject to approval by the Company’s Board of Directors and your execution of the appropriate restricted stock agreement. Although we are currently unable to award restricted stock to new employees, we will request that the Board approve your restricted stock award as promptly as reasonably practicable after the Company becomes current in its publicly filed financial statements.

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Three (3) weeks of vacation annually during your first year of employment accrued at a rate of 5 hours per pay period. After your first year, your vacation accrual will be subject to the Company’s standard accrual and vacation policies.

July 12, 2007

Eligibility for all standard benefits according to the Company’s U.S. benefits plan. Information on benefits will be supplied to you as soon as possible.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. The Company acknowledges that you are a party to a Consulting Agreement with your former employer, NetIQ Corporation (“NetIQ”), pursuant to which you provide services to NetIQ from time to time relating to matters with which you were involved while employed by NetIQ. The Company understands that NetIQ does not pay you any consulting fees under that agreement, but is obligated to reimburse your expenses incurred in the provision of such services. That relationship and your possession of confidential information of NetIQ in furtherance thereof shall not be deemed to constitute a breach of this agreement or the Proprietary Information and Inventions Agreement.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and your legal right to work in the United States. This offer is contingent upon your ability to provide us with such documentation.

You will be required to complete an application form and a reference and background check authorization form. Your offer of employment is contingent upon your execution of the application form and satisfactory completion of the background check.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and CEO. Notwithstanding the foregoing, in the event of the involuntary termination of your employment by the Company, you shall be entitled to receive the greater of (a) any benefits or compensation then available under any executive separation policy or practice, or (b) any benefits or compensation available under any executive separation policy or practice in existence during the six month period prior to the termination of your employment.

This letter, the Indemnification Agreement and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company (generally, the Company’s President and CEO). The terms of this offer and the resolution of any disputes will be governed by California law.

We look forward to your joining Blue Coat on April 2, 2007 and believe that you will find this organization to be a truly exciting and fulfilling place to work!

July 12, 2007

This offer stands until the end of business on 03/30/2007 and your signature below acknowledges your acceptance of these terms.

Best Regards,

/s/ David Powell	/s/ Betsy Bayha
David Powell	Betsy Bayha	March 27, 2007
Director, Human Resources
Blue Coat Systems, Inc.
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